UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015

NATURE’S SUNSHINE PRODUCTS, INC.

(Exact name of registrant specified in its charter)

Utah	001-34483	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 West Executive Parkway, Suite 100, Lehi, Utah 84043

(Address of principal executive offices and zip code)

Registrant’s telephone, including area code: (801) 341-7900

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Willem Mesdag resigned from the Board of Directors of Nature’s Sunshine Products, Inc. (the “Company”) effective December 22, 2015.

On December 22, 2015, the Company appointed Mr. J. Christopher Teets to its Board of Directors. Mr. Teets was appointed to serve as a Director until the next shareholders’ meeting at which all Directors are elected. Mr. Teets will serve on the Audit Committee and the Compliance Committee.

Mr. Teets, age 43, has served as a Partner of Red Mountain Capital Partners, LLC (“Red Mountain”), an investment management firm, since February 2005. Before joining Red Mountain, Mr. Teets was an investment banker at Goldman, Sachs & Co. Prior to joining Goldman Sachs in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Marlin Business Services Corp. and Air Transport Services Group, Inc. He previously served on the boards of directors of Affirmative Insurance Holdings, Inc. and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and an M.Sc. degree from the London School of Economics.

The Board of Directors determined that Mr. Teets is an independent director under the current standards for independence established by NASDAQ. In making this determination, the Board of Directors considered Mr. Teets’ affiliation with Red Mountain, an affiliate of one of the Company’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S SUNSHINE PRODUCTS, INC.

Dated: December 24, 2015	By:	/s/ Stephen M. Bunker
Stephen M. Bunker, Executive Vice President,
Chief Financial Officer and Treasurer